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                       (GEORGESON & COMPANY INC. LOGO)

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: 1-800-223-2064

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                TALBERT MEDICAL MANAGEMENT HOLDINGS CORPORATION
                                       AT

                              $63.00 NET PER SHARE
                                       BY

                           TALMED MERGER CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                               MEDPARTNERS, INC.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 19, 1997, UNLESS THE OFFER IS EXTENDED

                                August 20, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged by Talmed Merger Corporation (the "Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of MedPartners, Inc., a Delaware corporation ("MedPartners"), to act as Information Agent in connection with the Subsidiary's offer to purchase for cash all of the outstanding shares of common stock, par value $.01 per share, of Talbert Medical Management Holdings Corporation, a Delaware corporation (the "Company"), (the "Shares") at a purchase price of $63.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the "Offer") enclosed herewith. Holders of Shares whose certificates evidencing such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is subject to there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least fifty-one percent (51%) of the outstanding Shares of the Company, assuming certain exercises. The Offer is also subject to other terms and conditions. See the Introduction and Section 13 of the Offer to Purchase.
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     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated August 20, 1997.

          2. The BLUE Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. The GREY Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available, if such certificates and all other required documents cannot be delivered to ChaseMellon Shareholder Services (the "Depositary") by the Expiration Date, or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

          4. A YELLOW printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining your clients' instructions with regard to the Offer.

          5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

          6. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 19, 1997, UNLESS THE OFFER IS EXTENDED.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Subsidiary will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date when, as and if the Subsidiary gives oral or written notice to the Depositary of the Subsidiary's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (unless, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) is utilized) and any other documents required by the Letter of Transmittal.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary, and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     The Subsidiary will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Subsidiary will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Subsidiary will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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     Any inquiries you may have with respect to the Offer should be addressed to us, the Information Agent.

                                          VERY TRULY YOURS,

                                          AS INFORMATION AGENT

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE SUBSIDIARY, MEDPARTNERS, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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